Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

by and among

Escondido Innovations, Inc.,

a Delaware corporation,

MJW Media Corporation

a Delaware corporation,

and

MJW Media, LLC,

an Arizona limited liability company

Dated as of November 9, 2016

TABLE OF CONTENTS

ARTICLE 1 Description of Transaction		3
1.1	Merger of Merger Sub into the Company	3
1.2	Effect of the Merger	3
1.3	Closing; Effective Time	3
1.4	Certificate of Incorporation and Bylaws; Directors and Officers	4
1.5	Conversion of Shares	4
1.6	Closing of the Company’s Transfer Books	5
1.7	Exchange of Certificates	5
1.8	Tax Consequences.	6
1.9	Further Action	6

ARTICLE 2 Representations and Warranties of the Company		6
2.1	Organization and Good Standing	6
2.2	Authority; No Conflict	7
2.3	Authorized Capital	8
2.4	[Intentionally Omitted	9
2.5	[Intentionally Omitted]	9
2.6	No Undisclosed Liabilities	9
2.7	Absence of Certain Changes and Events	9
2.8	[Intentionally Omitted]	9
2.9	Property; Sufficiency of Assets	9
2.10	[Intentionally Omitted]	10
2.11	[Intentionally Omitted]	10
2.12	Compliance with Legal Requirements; Governmental Authorizations	10
2.13	[Intentionally Omitted]	10
2.14	Legal Proceedings	10
2.15	Contracts; No Defaults	11
2.16	[Intentionally Omitted]	13
2.17	[Intentionally Omitted]	13
2.18	Interests of Officers and Directors	13
2.19	[Intentionally Omitted]	13
2.20	[Intentionally Omitted]	13
2.21	[Intentionally Omitted]	13
2.22	Brokers	13
2.23	Full Disclosure	13

ARTICLE 3 Representations and Warranties of Parent and Merger Sub		14
3.1	Organization and Good Standing	14
3.2	Authority; No Conflict	14
3.3	Capitalization	16
3.4	[Intentionally Omitted]	16
3.5	[Intentionally Omitted]	16

ARTICLE 4 Certain Covenants		16
4.1	Operation of the Company’s Business	16

ARTICLE 5 Conditions Precedent to Obligations of Parent and Merger Sub		16
5.1	Accuracy of Representations	17
5.2	Performance of Covenants	17
5.3	[Intentionally Omitted]	17
5.1	[Intentionally Omitted]	17
5.2	Stockholder Approval	17
5.1	[Intentionally Omitted]	17
5.2	No Material Adverse Effect	17

ARTICLE 6 Conditions Precedent to Obligations of the Company		17
6.1	Accuracy of Representations	17
6.2	Performance of Covenants	18
6.3	Certificate	18
6.4	[Intentionally Omitted]	18
6.5	Stockholder Approval	18
6.6	[Intentionally Omitted]	18
6.7	[Intentionally Omitted]	18
6.8	[Intentionally Omitted]	18
6.9	[Intentionally Omitted]	18

ARTICLE 7 Termination		18
7.1	Termination	18
7.2	Effect of Termination	19
7.3	Expenses	19

ARTICLE 8 Miscellaneous Provisions		19
8.1	Amendment	19
8.2	Remedies Cumulative; Waiver	19
8.3	No Survival	20
8.4	Entire Agreement	20
8.5	Execution of Agreement; Counterparts; Electronic Signatures	20
8.6	Governing Law	20
8.7	Exclusive Jurisdiction; Venue	21
8.8	Waiver of Jury Trial	21
8.9	Disclosure Schedules	21
8.10	Assignments and Successors	21
8.11	No Third-Party Rights	21
8.12	Notices	22
8.13	Construction; Usage	22
8.14	Enforcement of Agreement	23
8.15	Severability	24
8.16	Certain Definitions	24
8.17	Legal Representation	29

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (“Agreement”) is made and entered into as of November 9, 2016, by and among: Escondido Innovations, Inc., a Delaware corporation (“Parent”); MJW Media Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); and MJW Media, LLC, an Arizona limited liability company (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 8.16.

Recitals

A.           Parent, Merger Sub, and the Company intend to effect a merger of the Company with and into the Merger Sub (the “Merger”) in accordance with this Agreement and the Delaware General Corporation Law (“DGCL”). Upon consummation of the Merger, the Company will cease to exist and the Merger Sub will become a wholly owned subsidiary of Parent.

B.           It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) [Confirm for LLC] of the Internal Revenue Code of 1986, as amended (the “Code”).

C.           The respective boards of directors or board of managers, as applicable, of Parent, Merger Sub and the Company have approved this Agreement and approved the Merger.

Agreement

The parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE 1

Description of Transaction

1.1           Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, the Company shall be merged with and into the Merger Sub and the separate existence of the Company shall cease. Following the Effective Time, the Merger Sub shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

1.2           Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3           Closing; Effective Time. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Gallagher & Kennedy, P.A., 2575 E. Camelback Road, Phoenix, Arizona 85016, at 10:00 a.m. local time on a date to be designated by Parent (the “Closing Date”), which shall be no later than the fifth Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Articles 5 and 6 (other than those conditions that by their nature cannot be satisfied prior to the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) or at such other time and date as may be mutually agreed by Parent and the Company. Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL (the “Certificate of Merger”) shall be duly executed by the Company and, as soon as practicable following the Closing, filed with the Secretary of State of the State of Delaware (the “Secretary of State”). The Merger shall become effective upon the later of: (a) the date and time of the filing of the Certificate of Merger with the Secretary of State, or (b) such later date and time as may be specified in the Certificate of Merger as agreed to by the Parties. The date and time the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

1.4          Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a)            the certificate of incorporation of the Company shall be read in its entirety as set forth in Exhibit A;

(b)            the bylaws of the Company shall be the bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

(c)            the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

1.5          Conversion of Shares.

(a)            At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company, or any stockholder of the Company:

(i)          subject to Sections 1.5(b) and 1.5(c), each membership interest of the Company then outstanding shall be converted into the right to receive 40 shares of Parent Common Stock; and

(ii)         each membership interest of the Company then outstanding shall be converted into one share of common stock of the Surviving Corporation.

The fraction of a share of Parent Common Stock specified in Section 1.5(a)(i) (as such fraction may be adjusted in accordance with Section 1.5(b)) is referred to as the “Exchange Ratio.”

(b)            If, between the date of this Agreement and the Effective Time, the outstanding membership interests of the Company or shares of the Merger Sub Common Stock or Parent Common Stock are changed into a different number or class of shares or membership interests by reason of any membership interest or stock split, membership interest or stock dividend, reverse membership interests or stock split, reclassification, recapitalization, or other similar transaction or event, or there occurs a record date with respect to any of the foregoing, then the Exchange Ratio shall be appropriately adjusted.

(c)            No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of membership interests of the Company who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder), in lieu of such fraction of a share and, upon surrender of such holder’s Company membership interests, shall be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by the Exchange Ratio.

1.6          Closing of the Company’s Transfer Books. At the Effective Time: (a) all holders of membership interests of the Company that were outstanding immediately prior to the Effective Time shall cease to have any rights as members of the Company other than the right to receive shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by Section 1.5 and any dividends or other distributions payable pursuant to Section 1.7(c); and (b) no membership interests of the Company outstanding immediately prior to the Effective Time may be transferred. No further transfer of any such membership interests of the Company shall be made after the Effective Time. If, after the Effective Time, any membership interests of the Company are presented to the Exchange Agent or to the Surviving Corporation or Parent, such membership interests of the Company shall be cancelled and shall be exchanged as provided in Section 1.7.

1.7          Exchange of Certificates.

(a)          On or prior to the Closing Date, Parent shall select an agent (which may be its law firm) to act as exchange agent in the Merger (the “Exchange Agent”). Parent shall make available to the Exchange Agent (by instruction to Parent’s transfer agent) (i) promptly after the Effective Time, certificates representing the shares of Parent Common Stock issuable pursuant to Section 1.5 (or make appropriate alternative arrangements if uncertificated shares of Parent Common Stock represented by a book entry will be issued) and (ii) as needed, cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(c). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent are referred to collectively as the “Exchange Fund.”

(b)          Upon surrender of a membership interest to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, the holder of such Company membership interest shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock (or uncertificated shares of Parent Common Stock represented by a book entry) that such holder has the right to receive pursuant to the provisions of Section 1.5 (and cash in lieu of any fractional share of Parent Common Stock). The membership interest so surrendered shall be canceled.

(c)          Each of the Exchange Agent, Parent, and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of the Company membership interests such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local, or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(d)          Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, properly delivered to any public official pursuant to any applicable abandoned property law, escheat law, or similar Legal Requirement.

1.8          Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code

1.9          Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title, and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company, and otherwise) to take such action.

ARTICLE 2

Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub as follows:

2.1          Organization and Good Standing.

(a)          The Company and each of its Subsidiaries are limited liability companies or other entities duly organized, validly existing, and in good standing under the laws of their respective jurisdictions of incorporation or organization, with full corporate or other entity power and authority to conduct their respective businesses as now being conducted, to own or use the respective properties and assets that they purport to own or use, and to perform all their respective obligations under each of the Company Contracts. The Company and each of its Subsidiaries are duly qualified to do business as foreign limited liability companies or other entities and are in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by them, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified, individually or in the aggregate, has not had and could not reasonably be expected to have a Company Material Adverse Effect.

(b)          Part 2.1(b) of the Company Disclosure Schedule lists the Company and each of its Subsidiaries and sets forth as to each the type of entity, its jurisdiction of organization and, except in the case of the Company, its members or other equity holders. The Company has delivered to Parent copies of the articles of organization, operating agreement, and other organizational documents (collectively, “Organizational Documents”) of the Company and each of its Subsidiaries, as currently in effect.

2.2          Authority; No Conflict.

(a)            The Company has all necessary corporate power and authority to execute and deliver this Agreement and the other agreements referred to in this Agreement to which it is or will be a party, and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Contemplated Transactions (other than, with respect to the Merger, the adoption of this Agreement by the holders of a majority of the then outstanding membership interests of the Company (the “Required Member Vote”)). The manager(s) have unanimously approved this Agreement, declared it to be advisable, and resolved to recommend to the Members of the Company that they vote in favor of the adoption of this Agreement in accordance with the Arizona Revised Statutes. This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or other similar Legal Requirement affecting the enforcement of creditors’ rights generally, and subject to general principles of equity (whether considered in a proceeding whether in equity or at law).

(b)            Neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions do or will, directly or indirectly (with or without notice or lapse of time or both):

(i)          contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company or any of its Subsidiaries or (B) any resolution adopted by the managers or the members of the Company or any of its Subsidiaries;

(ii)         contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company or any of its Subsidiaries, or any of the assets owned or used by any of the Company or any of its Subsidiaries, is or may be subject;

(iii)        contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or any of its Subsidiaries, or that otherwise relates to the business of, or any of the assets owned or used by, the Company or any of its Subsidiaries;

(iv)        cause the Company or any of its Subsidiaries to become subject to, or to become liable for the payment of, any Tax;

(v)         cause any of the assets owned by the Company or any of its Subsidiaries to be reassessed or revalued by any Taxing Authority or other Governmental Body;

(vi)        contravene, conflict with, or result in a violation or breach of any provision of, result in the loss of any benefit or the imposition of any additional payment or other liability under, give any Person the right to declare a default or exercise any remedy under, to accelerate the maturity or performance of, or to cancel, terminate, redeem, or modify any Company Contract, exercise any change in control or similar put rights with respect to, or to require a greater rate of interest on, any debt obligations of the Company; or

(vii)       result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Company or any of its Subsidiaries, except, in the case of clauses (ii), (iii), (iv), (v), (vi), and (vii), for any such conflicts, violations, breaches, defaults, or other occurrences that, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect.

(c)            The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the Contemplated Transactions by the Company will not, require any Consent of, or filing with or notification to, any Person, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act and state securities or “blue sky” Legal Requirements (“Blue Sky Laws”), and (B) filing of a certificate of merger as required by the DGCL and (ii) where failure to obtain such Consents, or to make such filings or notifications, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect.

2.3          Authorized Capital.

(a)           The authorized equity of the Company consists of membership interests of the Company.

(b)           As of the date hereof:

(i)          100,000 membership interests of the Company are issued and outstanding, all of which have been duly authorized and validly issued, and are fully paid and nonassessable,

(c)           No membership interests are outstanding other than as described in Section 2.3(b)(i) above. There are no bonds, debentures, notes, or other indebtedness or, except for the membership interests, other securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which members of the Company may vote.

(d)           There are no options, membership appreciation rights, warrants or other rights, awards of restricted membership interests, Contracts, arrangements, or commitments of any character relating to the issued or unissued membership interests of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, or sell any membership interests, or other equity interests in, or securities convertible into equity interests in, the Company or any of its Subsidiaries (each, a “Company Stock-Based Right”).

(e)           Neither the Company nor any of its Subsidiaries has any Contract or other obligation to repurchase, redeem, or otherwise acquire any membership interests or any equity of any of the Company’s Subsidiaries, or make any investment (in the form of a loan, capital contribution, or otherwise) in any of the Company’s Subsidiaries or any other Person. None of the outstanding equity securities or other securities of the Company or any of its Subsidiaries was issued in violation of the Securities Act or any other Legal Requirement. Neither the Company nor any of its Subsidiaries owns, or has any Contract or other obligation to acquire, any equity securities or other securities of any Person (other than Subsidiaries of the Company) or any direct or indirect equity or ownership interest in any other business. Neither the Company nor any of its Subsidiaries is or has ever been a general partner of any general or limited partnership.

2.4           [Intentionally Omitted].

2.5           [Intentionally Omitted].

2.6           No Undisclosed Liabilities. Except as set forth in Part 2.6 of the Company Disclosure Schedule, the Company and its Subsidiaries have no liabilities or obligations of any nature (whether absolute, accrued, contingent, determined, determinable, choate, inchoate, or otherwise).

2.7           Absence of Certain Changes and Events. Except as set forth in Part 2.7 of the Company Disclosure Schedule, since inception, (a) the Company and its Subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practice, and (b) there has not been: (i) any Company Material Adverse Effect, and no event has occurred or circumstance exists that may result in a Company Material Adverse Effect; (ii) any action or event of the type that would have required the consent of Parent; or (iii) any material loss, damage, or destruction to, or any material interruption in the use of, any of the assets of any of the Company and its Subsidiaries (whether or not covered by insurance).

2.8           [Intentionally Omitted].

2.9           Property; Sufficiency of Assets. The Company and its Subsidiaries (i) have good, valid and, in the case of real property, marketable title to, or valid leasehold or sublease interests or other comparable Contract rights in or relating to, all of the real property and other tangible and intangible assets used in or necessary for the conduct of their business as currently conducted and as proposed to be conducted, including good and valid title to all real property and other tangible and intangible assets listed in Part 2.9 of the Company Disclosure Schedule, free and clear of all Encumbrances except (A) Encumbrances for Taxes not yet due and payable, that are payable without penalty or that are being contested in good faith and for which adequate reserves have been established, (B) Encumbrances for assessments or other governmental charges or landlords’, carriers’, warehousemen’s, mechanics’, workers’ or similar Encumbrances incurred in the ordinary course of business consistent with past practice in connection with workers’ compensation, unemployment insurance, and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeals bonds, bids, leases, government contracts, performance and return of money bonds, and similar obligations and (C) Encumbrances incurred in the ordinary course of business consistent with past practice that are not reasonably likely to adversely interfere in a material way with the use or affect the value of the property or assets encumbered thereby (collectively, “Permitted Liens”), and (ii) are collectively the lessee of all property material to the business of the Company and its Subsidiaries which is purported to be leased by the Company and its Subsidiaries and are in possession of such properties, and each lease for such property is valid and in full force and effect without material default thereunder by the lessee or the lessor. The Company and its Subsidiaries are the sole and exclusive beneficial owners, and, with respect to applications and registrations, record owners, of all the Owned Company IP. Neither the Company nor any of its Subsidiaries has infringed, misappropriated, or otherwise violated any Intellectual Property of any Third Party. To the Knowledge of the Company, no Person is infringing, misappropriating, or otherwise violating any rights of the Company or any of its Subsidiaries in or to any Company IP. No Proceeding is pending or has been threatened or asserted by the Company or any of its Subsidiaries against any person with regard to the ownership, use, infringement, misappropriation, violation, validity, or enforceability of any Company IP.

2.10        [Intentionally Omitted].

2.11        [Intentionally Omitted].

2.12        Compliance with Legal Requirements; Governmental Authorizations. The Company and its Subsidiaries are, and at all times since inception have been, in material compliance with each Legal Requirement that is or was applicable to any of them or to the conduct or operation of their business or the ownership or use of any of their assets. No event has occurred or circumstance exists that (with or without notice or lapse of time or both) (a) may constitute or result in a material violation by the Company or any of its Subsidiaries of, or a material failure on the part of the Company or any of its Subsidiaries to comply with, any Legal Requirement, or (b) may give rise to any obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any substantial remedial action of any nature. Neither the Company nor any of its Subsidiaries has received, at any time since inception, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible, or potential obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

2.13        [Intentionally Omitted].

2.14        Legal Proceedings.

(a)          Except as set forth in Part 2.14(a) of the Company Disclosure Schedule, there is no pending Legal Proceeding (i) that has been commenced by or against the Company or any of its Subsidiaries or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Company or any of its Subsidiaries, (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions, or (iii) against any director or officer of the Company or any of its Subsidiaries pursuant to Section 8A or 20(b) of the Securities Act or Section 21(d) or 21C of the Exchange Act.

(b)          To the Knowledge of the Company, (i) no Legal Proceeding that if pending would be required to be disclosed under the preceding paragraph has been threatened, and (ii) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(c)           There are no Orders outstanding against the Company or any of its Subsidiaries that, individually or in the aggregate, are material to the Company or any of its Subsidiaries.

2.15        Contracts; No Defaults.

(a)           The Company has delivered to Parent copies of each Material Contract. For purposes of this Agreement, “Material Contract” means each Acquired Company Contract (including any amendment thereto):

(i)          described in paragraphs (b)(3), (b)(4), (b)(9), or (b)(10) of Item 601 of Regulation S-K;

(ii)         to which or with respect to which the Company or any of its Subsidiaries and any director, officer, or Affiliate of the Company or any of its Subsidiaries are parties or beneficiaries;

(iii)        evidencing, governing, or relating to indebtedness for borrowed money or creating any guaranty or suretyship obligation of the Company or any of its Subsidiaries;

(iv)        that in any way purports to restrict the business activity of the Company or any of its Subsidiaries or any of their Affiliates or to limit the freedom of the Company or any of its Subsidiaries or any of their Affiliates to engage in any line of business or to compete with any Person or in any geographic area or to hire or retain any Person;

(v)         relating to the employment of, or the performance of services by, any employee or consultant, or pursuant to which the Company or any of its Subsidiaries is or may become obligated to make any severance, termination, or similar payment to any current or former employee or director; or pursuant to which the Company or any of its Subsidiaries is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) in excess of $10,000 to any current or former employee, director, or consultant;

(vi)        (A) relating to the acquisition, transfer, development, sharing, or license of any Proprietary Rights (except for any Contract pursuant to which (I) any Proprietary Rights are licensed to the Company or any of its Subsidiaries under any third- party software license generally available to the public, or (II) any Proprietary Rights are licensed by any of the Acquired Companies to any Person on a nonexclusive basis); or (B) of the type referred to in Section 2.8(c);

(vii)       providing for indemnification of any officer, director, employee, or agent;

(viii)      (A) relating to the acquisition, issuance, voting, registration, sale, or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance, or any similar right with respect to any securities, or (C) providing the Company or any of its Subsidiaries with any right of first refusal with respect to, or right to repurchase or redeem, any securities, except for Contracts evidencing Company Stock Options;

(ix)         constituting, incorporating, or relating to any warranty, indemnity, or similar obligation, except for standard product warranties substantially identical to the standard forms of end-user licenses previously delivered by the Company to Parent;

(x)          relating to any currency, interest rate, or other hedging activity;

(xi)         (A) imposing any confidentiality obligation on the Company or any of its Subsidiaries or any other Person, or (B) containing “standstill” or similar provisions;

(xii)        (A) to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations, or (B) directly or indirectly benefiting any Governmental Body (including any subcontract or other Contract between the Company or any of its Subsidiaries and any contractor or subcontractor to any Governmental Body);

(xiii)       requiring that the Company or any of its Subsidiaries give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement, or understanding relating to any Acquisition Transaction or similar transaction;

(xiv)      contemplating or involving the payment or delivery of cash or other consideration in an amount or having a value in excess of $10,000 in the aggregate, or contemplating or involving the performance of services having a value in excess of $10,000 in the aggregate, which is not cancelable or terminable without penalty or payment with less than 90 days’ notice;

(xv)       that could reasonably be expected to have a material effect on the business, condition, capitalization, assets, liabilities, operations, or financial performance of the Company or any of its Subsidiaries or on any of the Contemplated Transactions; and

(xvi)      any other Contract, if a breach or termination of such Contract could reasonably be expected to have a Company Material Adverse Effect.

(b)           Each Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms.

(c)           Except as set forth in Part 2.15(c) of the Company Disclosure Schedule:

(i)          neither the Company nor any of its Subsidiaries has violated or breached in any material respect, or committed any material default under, any Material Contract; and, to the Knowledge of the Company, no other Person has violated or breached in any material respect, or committed any material default under, any Material Contract;

(ii)         to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will or could reasonably be expected to (A) result in a violation or breach, in any material respect, of any of the provisions of any Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract, (C) give any Person the right to receive or require a material rebate, chargeback, penalty, or change in delivery schedule under any Material Contract, (D) give any Person the right to accelerate the maturity or performance of any Material Contract, (E) result in the disclosure, release, or delivery of any Company Source Code, or (F) give any Person the right to cancel, terminate, or modify in any material respect any Material Contract; and

(iii)        neither the Company nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible material violation or breach of, or default under, any Material Contract.

2.16         [Intentionally Omitted].

2.17         [Intentionally Omitted].

2.18         Interests of Officers and Directors. None of the officers or directors of the Company or any of its Subsidiaries or any of their respective Affiliates (other than the Company and its Subsidiaries) has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company and its Subsidiaries, or in any supplier, distributor, or customer of the Company and its Subsidiaries, or any other relationship, Contract. or understanding with the Company and its Subsidiaries. The name of each officer, director, and stockholder beneficially owning 5% or more of the Company’s total outstanding membership interests is set forth in Part 2.18 of the Company Disclosure Schedule.

2.19         [Intentionally Omitted].

2.20         [Intentionally Omitted].

2.21         [Intentionally Omitted].

2.22         Brokers. No broker, finder, investment banker, or other Person is or may be entitled to any brokerage, finder’s, or other fee or commission in connection with the Merger and the Contemplated Transactions based upon arrangements or authorizations made by or on behalf of the Company or any of its Subsidiaries.

2.23         Full Disclosure. This Agreement (including the Company Disclosure Schedule) does not (i) contain any representation, warranty, or information that is false or misleading with respect to any material fact or (ii) omit to state any material fact necessary in order to make the representations, warranties, and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties, and information were or will be made or provided) not false or misleading.

ARTICLE 3

Representations and Warranties of Parent and Merger Sub

Each of Parent and Merger Sub represents and warrants to the Company as follows:

3.1          Organization and Good Standing.

(a)            Parent and each of its Subsidiaries are corporations or other entities duly organized, validly existing, and in good standing under the laws of their respective jurisdictions of incorporation or organization, with full corporate or other entity power and authority to conduct their respective businesses as now being conducted, to own or use the respective properties and assets that they purport to own or use, and to perform all their respective obligations under Contracts to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets are bound. Parent and each of its Subsidiaries are duly qualified to do business as foreign corporations or other entities and are in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by them, or the nature of the activities conducted by them, requires such qualification, except where the failure to be so qualified, individually or in the aggregate, has not had and could not reasonably be expected to have a Parent Material Adverse Effect.

(b)            Merger Sub is a direct, wholly owned subsidiary of Parent that was formed solely for the purpose of engaging in the Contemplated Transactions. Since the date of its incorporation and prior to the Effective Time, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its respective obligations hereunder, and matters ancillary thereto.

(c)            Parent has delivered to the Company copies of the Organizational Documents of Parent and Merger Sub, as currently in effect.

3.2          Authority; No Conflict.

(a)           Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Contemplated Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and constitutes the legal, valid, and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

(b)           Except as set forth in Part 3.2 of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions do or will, directly or indirectly (with or without notice or lapse of time or both):

(i)          contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Parent or any of its Subsidiaries, or (B) any resolution adopted by the board of directors or the stockholders of Parent or any of its Subsidiaries;

(ii)         contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Parent or any of its Subsidiaries, or any of the assets owned or used by Parent or any of its Subsidiaries, is or may be subject;

(iii)        contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Parent or any of its Subsidiaries, or that otherwise relates to the business of, or any of the assets owned or used by, Parent or any of its Subsidiaries;

(iv)        cause Parent or any of its Subsidiaries to become subject to, or to become liable for the payment of, any Tax;

(v)         cause any of the assets owned by Parent or any of its Subsidiaries to be reassessed or revalued by any Taxing Authority or other Governmental Body;

(vi)        contravene, conflict with, or result in a violation or breach of any provision of, result in the loss of any benefit or the imposition of any additional payment or other liability under, give any Person the right to declare a default or exercise any remedy under, to accelerate the maturity or performance of, or to cancel, terminate, redeem, or modify, any Contract to which Parent or any of its Subsidiaries is party or by which Parent or any of its Subsidiaries or any of their respective assets are bound; or

(vii)        result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by Parent or any of its Subsidiaries, except, in the case of clauses (ii), (iii), (iv), (v), (vi) and (vii), for any such conflicts, violations, breaches, defaults, or other occurrences that, individually or in the aggregate, have not had and could not reasonably be expected to have a Parent Material Adverse Effect.

(c)            The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement and the consummation of the Contemplated Transactions by Parent and Merger Sub will not, require any Consent of, or filing with, or notification to, any Person, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act, and Blue Sky Laws, and (B) filing of a certificate of merger as required by the DGCL and (ii) where failure to obtain such Consents, or to make such filings or notifications, individually or in the aggregate, have not had and could not reasonably be expected to have a Parent Material Adverse Effect.

3.3          Capitalization. The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 15,000,000 shares of Parent Preferred Stock. As of the date hereof, (a) 40,000,000 shares of Parent Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid, and nonassessable, (b) no shares of Parent Common Stock are reserved for issuance upon the exercise of outstanding stock options granted pursuant to Parent’s employee stock plans (“Parent Stock Options”), (c) no shares of Parent Common Stock are reserved for issuance upon exercise of outstanding warrants of Parent, (d) no shares of Parent Common Stock are held in the treasury of Parent, and (e) no shares of Parent Common Stock are reserved for issuance pursuant to Parent Stock Options not yet granted. No shares of Parent Preferred Stock are outstanding. Except as set forth in this Section 3.3 or in Part 3.3 of the Parent Disclosure Schedule as of the date hereof, there are no options, stock appreciation rights, warrants or other rights, Contracts, arrangements, or commitments of any character (collectively, “Parent Options”) relating to the issued or unissued capital stock of Parent or any of its Subsidiaries, or obligating Parent or any of its Subsidiaries to issue, grant, or sell any shares of capital stock of, or other equity interests in, or securities convertible into equity interests in, Parent or any of its Subsidiaries. Each outstanding share of capital stock of each of Parent’s Subsidiaries is duly authorized, validly issued, fully paid, and nonassessable and each such share owned by Parent or one of its Subsidiaries is free and clear of all Encumbrances. None of the outstanding equity securities or other securities of Parent or any of its Subsidiaries was issued in violation of the Securities Act or any other Legal Requirement.

3.4          [Intentionally Omitted].

3.5          [Intentionally Omitted].

ARTICLE 4

Certain Covenants

4.1          Operation of the Company’s Business.

(a)           During the Pre-Closing Period (except with the prior written Consent of Parent) the Company shall:

(i)          ensure that each of the Company and each of its Subsidiaries (A) conducts its business in the ordinary course of business consistent with past practice and (B) complies with all applicable Legal Requirements and all Material Contracts (which for the purpose of this Section 4.1 shall include any Contract that would be a Material Contract if existing on the date of this Agreement); and

(ii)         use commercially reasonable efforts to ensure that the Company and each of its Subsidiaries preserve intact their current business organizations, keep available the services of their current officers and employees, and maintain their relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees, and other Persons having business relationships with the Company and each of its Subsidiaries, respectively.

ARTICLE 5

Conditions Precedent to Obligations of Parent and Merger Sub

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction, or waiver by Parent, at or before the Closing, of each of the following conditions:

5.1           Accuracy of Representations. Each of the representations and warranties of the Company (i) set forth in Section 2.2(a), Section 2.3, and Section 2.22 shall be true and correct in all respects as of the date of this Agreement, and as of the Closing as though made on the Closing, (ii) set forth in Section 2.7(b)(i) shall be true and correct in all respects as of the date of this Agreement, and as of the Closing as though made on the Closing and (iii) set forth in this Agreement, other than those described in clauses (i) and (ii) above, shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement, and as of the Closing as though made on the Closing, except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided in each case that representations and warranties made as of a specific date shall be required to be so true and correct (subject, in the case of the representations and warranties described in this clause (iii), to such qualifications) as of such date only.

5.2           Performance of Covenants. Each of the covenants and obligations in this Agreement that the Company is required to comply with or perform at or prior to the Closing shall have been complied with or performed in all material respects.

5.3           [Intentionally Omitted].

5.1           [Intentionally Omitted].

5.2           Stockholder Approval. The Required Member Vote shall have been obtained.

5.1           [Intentionally Omitted].

5.2           No Material Adverse Effect. Since the date of this Agreement, a Company Material Adverse Effect shall not have occurred.

ARTICLE 6

Conditions Precedent to Obligations of the Company

The obligation of the Company to effect the Merger and otherwise consummate the Contemplated Transactions is subject to the satisfaction, or waiver by the Company, at or before the Closing, of each of the following conditions:

6.1           Accuracy of Representations. Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Parent Material Adverse Effect” and words of similar import set forth therein) as of the date of this Agreement, and as of the Closing as though made on the Closing, except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; provided in each case that representations and warranties made as of a specific date shall be required to be so true and correct (subject to such qualifications) as of such date.

6.2          Performance of Covenants. Each of the covenants and obligations in this Agreement that Parent or Merger Sub, as applicable, is required to comply with or perform at or prior to the Closing Date shall have been complied with or performed in all material respects.

6.3          Certificate. Parent shall have provided the Company with a certificate from an officer of Parent certifying that the conditions set forth in Sections 6.1 and 6.2 have been satisfied.

6.4          [Intentionally Omitted].

6.5          Stockholder Approval. The Required Member Vote shall have been obtained.

6.6          [Intentionally Omitted].

6.7          [Intentionally Omitted].

6.8          [Intentionally Omitted].

6.9          [Intentionally Omitted].

ARTICLE 7

Termination

7.1          Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company’s stockholders):

(a)          by mutual written Consent of Parent and the Company;

(b)          by Parent (i) if any of the Company’s representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 5.1 would not be satisfied, or (ii) if (A) any of the Company’s representations and warranties become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 5.1 would not be satisfied if the condition were then being tested, and (B) such inaccuracy, if capable of cure, has not been cured by the Company within 10 Business Days after its receipt of written notice thereof, or (iii) if any of the Company’s covenants contained in this Agreement shall have been breached, such that the condition set forth in Section 5.2 would not be satisfied;

(c)          by the Company (i) if any of Parent’s representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 6.1 would not be satisfied, or (ii) if (A) any of Parent’s representations and warranties shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.1 would not be satisfied if the condition were then being tested, and (B) such inaccuracy, if capable of cure, has not been cured by Parent within 10 Business Days after its receipt of written notice thereof, or (iii) if any of Parent’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; or

(d)          by Parent if, since the date of this Agreement, there shall have been a Company Material Adverse Effect.

Any termination pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall be effected by written notice from the terminating party to the other parties.

7.2          Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 7.2, Section 7.3, and Article 8 shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement shall not relieve any Party from any liability for fraud or any material inaccuracy in or breach of any representation or any material breach of any warranty, covenant, or other provision contained in this Agreement.

7.3          Expenses.

(a)          Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses, whether or not the Merger is consummated; provided, however, that:

ARTICLE 8

Miscellaneous Provisions

8.1          Amendment. This Agreement may be amended at any time prior to the Effective Time by the Parties (by action taken or authorized by their respective boards of directors or managers, as applicable, in the case of the Company and Merger Sub), whether before or after adoption of this Agreement by members and the stockholders of the Company or Merger Sub, respectively; provided, however, that after any such stockholder approval of this Agreement, no amendment shall be made to this Agreement that by law requires further approval or authorization by the stockholders or member of the Company or Merger Sub, as applicable, without such further approval or authorization. This Agreement may not be amended, except by an instrument in writing signed by or on behalf of each of the Parties.

8.2          Remedies Cumulative; Waiver.

(a)          The rights and remedies of the Parties are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Legal Requirements, (i) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (ii) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

(b)          At any time prior to the Effective Time, Parent (with respect to the Company) and the Company (with respect to Parent and Merger Sub), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of such Party, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or any document delivered pursuant to this Agreement and (iii) waive compliance with any covenants, obligations, or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party.

8.3          No Survival. None of the representations and warranties contained in this Agreement, or any covenant in this Agreement, shall survive the Effective Time.

8.4          Entire Agreement. This Agreement, including the schedules, exhibits, and amendments hereto, constitute the entire agreement among the Parties and supersede all other prior or contemporaneous agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof.

8.5          Execution of Agreement; Counterparts; Electronic Signatures.

(a)          The Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties; it being understood that all Parties need not sign the same counterpart.

(b)          The exchange of signed copies of this Agreement or of any other document contemplated by this Agreement (including any amendment or any other change thereto) by any electronic means intended to preserve the original graphic and pictorial appearance of a document shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of an original Agreement or other document for all purposes. Signatures of the Parties transmitted by any electronic means referenced in the preceding sentence shall be deemed to be original signatures for all purposes.

(c)          Notwithstanding the E-SIGN Act or any other Legal Requirement relating to or enabling the creation, execution, delivery, or recordation of any contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the Parties, no Party shall be deemed to have executed this Agreement or any other document contemplated by this Agreement (including any amendment or other change thereto) unless and until such Party shall have executed this Agreement or such document on paper by a handwritten original signature or any other symbol executed or adopted by a Party with current intention to authenticate this Agreement or such other contemplated document and an original of such signature has been exchanged by the Parties either by physical delivery or in the manner set forth in Section 8.5(b). “Originally signed” or “original signature” means or refers to a signature that has not been mechanically or electronically reproduced.

8.6          Governing Law. This Agreement and the agreements, instruments, and documents contemplated hereby, shall be governed by, and construed in accordance with, the Legal Requirements of the State of Delaware, without regard to any applicable principles of conflicts of law that might require the application of the Legal Requirements of any other jurisdiction.

8.7          Exclusive Jurisdiction; Venue. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (e) agrees that service of process upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 8.12 of this Agreement.

8.8          Waiver of Jury Trial. Each of the parties irrevocably waives any and all rights to trial by jury in any action or proceeding between the Parties arising out of or relating to this Agreement and the Contemplated Transactions.

8.9          Disclosure Schedules.

(a)          The Company Disclosure Schedule and the Parent Disclosure Schedule shall be arranged in separate Parts corresponding to the numbered and lettered sections contained in Article 2 and Article 3, respectively. The information disclosed in any numbered or lettered Part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in Article 2 or Article 3, as the case may be, and shall not be deemed to relate to or to qualify any other representation or warranty.

(b)          Every statement made in the Company Disclosure Schedule shall be deemed to be a representation of the Company in this Agreement as if set forth in Article 2. Every statement made in the Parent Disclosure Schedule shall be deemed to be a representation of Parent in this Agreement as if set forth in Article 3.

8.10        Assignments and Successors. No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written Consent of the other Parties. Any attempted assignment of this Agreement or of any such rights or delegation of obligations without such consent shall be void and of no effect This Agreement will be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns.

8.11        No Third-Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

8.12        Notices. All notices and other communications hereunder shall be in writing and shall be delivered by hand, by facsimile, or by overnight courier service (except for notices specifically required to be delivered orally). Such communications shall be deemed given to a Party (a) at the time and on the date of delivery, if delivered by hand or by facsimile (with, in the case of delivery by facsimile, confirmation of date and time of transmission by the transmitting equipment, and such delivery by facsimile subsequently confirmed with a copy delivered as provided in clause (b) on the next Business Day) and (b) at the end of the first Business Day following the date on which sent by overnight service by a nationally recognized courier service (costs prepaid).

Such communication in each case shall be delivered to the following addresses or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, or person as a Party may designate by notice to the other Parties):

Company:	1166 E. Warner Road, Suite 205
Gilbert, Arizona 85296
Attention:	John Glassgow, Manager
Fax no.:

with a copy to (which shall not constitute notice hereunder):
Attention:	John Glassgow, Manager
Fax no.:

Parent and Merger Sub:	1166 E. Warner Road, Suite 205
Gilbert, Arizona 85296
Attention:	Mike Witherill, CEO
Fax no.:

with a copy to (which shall not constitute notice hereunder):
Attention:	Mike Witherill, CEO
Fax no.:

8.13        Construction; Usage.

(a)           In this Agreement, unless a clear contrary intention appears:

(i)          the singular number includes the plural number and vice versa;

(ii)         reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii)        reference to any gender includes each other gender;

(iv)        reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v)         reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced, or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement, or reenactment of such section or other provision;

(vi)        “hereunder,” “hereof,” “hereto,” “herein,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision;

(vii)       “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii)      all exhibits or schedules annexed hereto or referred to herein are hereby incorporated herein and made a part of this Agreement as if set forth in full herein;

(ix)         “or” is used in the inclusive sense of “and/or;”

(x)          with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding;”

(xi)         references to documents, instruments, or agreements shall be deemed to refer as well to all addenda, exhibits, schedules, or amendments thereto (but only to the extent, in the case of documents, instruments, or agreements that are the subject of representations and warranties set forth herein, copies of all addenda, exhibits, schedules, or amendments have been provided on or prior to the date of this Agreement to the party to whom such representations and warranties are being made).

(b)           This Agreement was negotiated by the Parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.

(c)           The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.14        Enforcement of Agreement. The Parties acknowledge and agree that Parent and Merger Sub would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the Company could not be adequately compensated by monetary damages alone. Accordingly, in addition to any other right or remedy to which Parent or Merger Sub may be entitled, at law or in equity, it shall be entitled, without proof of damages, to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary, and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking. In the event that any action shall be brought by Parent or Merger Sub in equity to enforce the provisions of the Agreement, the Company shall not allege, and hereby waives the defense, that there is an adequate remedy at law or that the award of specific performance is not an appropriate remedy for any reason of law or equity.

8.15        Severability. If any provision of this Agreement is held invalid, illegal, or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect, so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party.

8.16        Certain Definitions:

“Acquisition Proposal” means any unsolicited bona fide written offer, proposal, inquiry, or indication of interest (other than an offer, proposal, inquiry, or indication of interest by Parent) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of transactions involving:

(a)          any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer, or other similar transaction (i) in which the Company or any of its Subsidiaries is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of the Company or any of its Subsidiaries, or (iii) in which the Company or any of its Subsidiaries issues or sells securities representing more than 15% of the outstanding securities of any class of voting securities of the Company or any of its Subsidiaries; or

(b)          any sale (other than sales of inventory in the ordinary course of business), lease (other than in the ordinary course of business), exchange, transfer (other than sales of inventory in the ordinary course of business), license (other than nonexclusive licenses in the ordinary course of business), acquisition, or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, net income, or assets of the Company and its Subsidiaries.

“Affiliate” of any Person means with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreement” shall have the meaning set forth in the Preamble.

“Blue Sky Laws” shall have the meaning set forth in Section 2.2(c).

“Business Day” means any day other than a Saturday, Sunday. or a day on which banking institutions located in Phoenix, Arizona are authorized pursuant to Legal Requirement to be closed and shall consist of the time period from 12:01 a.m. through 12:00 midnight at such location.

“Certificate of Merger” shall have the meaning set forth in Section 1.3.

“Closing” shall have the meaning set forth in Section 1.3.

“Closing Date” shall have the meaning set forth in Section 1.3.

“Code” shall have the meaning set forth in the Recitals, paragraph B.

“Company” shall have the meaning set forth in the Preamble.

“Company Contract” means any Contract: (a) to which the Company or any of its Subsidiaries is a party; (b) by which the Company or any of its Subsidiaries or any asset of the Company or any of its Subsidiaries is or may become bound or under which the Company or any of its Subsidiaries has, or may become subject to, any obligation; or (c) under which the Company or any of its Subsidiaries has or may acquire any right or interest.

“Company Disclosure Schedule” means the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 8.9 and that has been delivered by the Company to Parent on the date of this Agreement and signed by the President of the Company.

“Company IP” means all Intellectual Property owned, used, held for use, or exploited by the Company or any of the Company Subsidiaries, including all Owned Company IP and Licensed Company IP.

“Company Material Adverse Effect” means events, violations, circumstances, or other matters which, individually or in the aggregate, had or could reasonably be expected to have a material adverse effect on (i) the business, condition, capitalization, assets, liabilities, operations, financial performance, or prospects of the Company and its Subsidiaries taken as a whole, (ii) the ability of the Company to consummate the Merger or any of the other Contemplated Transactions or to perform any of its obligations under the Agreement, or (iii) Parent’s ability to vote, receive dividends with respect to, or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation.

“Company Source Code” means any source code, or any portion, aspect, or segment of any source code, relating to any Proprietary Rights owned by or licensed to the Company or any of its Subsidiaries or otherwise used by the Company or any of its Subsidiaries.

“Company Stock-Based Right” shall have the meaning set forth in Section 2.3(d).

“Consent” means any approval, consent, ratification, permission, waiver, or authorization (including any Governmental Authorization).

“Contemplated Transactions” shall have the meaning set forth in Section 2.2(a).

“Contract” means any written, oral, or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, or commitment or undertaking of any nature.

“Copyrights” means all copyrights, copyrightable works, semiconductor topography and mask work rights, and applications for registration thereof, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights, and rights of ownership of copyrightable works, semiconductor topography works, and mask works, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography, and mask work conventions.

“DGCL” shall have the meaning set forth in the Recitals, paragraph A.

“Effective Time” shall have the meaning set forth in Section 1.3.

“E-SIGN Act” means the Electronic Signatures in Global and National Commerce Act enacted June 30, 2000, 15 U.S.C.  §§ 7001-7006.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest, or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, and any restriction on the possession, exercise, or transfer of any other attribute of ownership of any asset).

“Entity” means any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company, or joint stock company), firm, society, or other enterprise, association, organization, or entity.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 1.7(a).

“Exchange Fund” shall have the meaning set forth in Section 1.7(a).

“Exchange Ratio” shall have the meaning set forth in Section 1.5(a).

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification, or authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body, or Entity and any court or other tribunal).

“Intellectual Property” means collectively, all intellectual property and other similar proprietary rights in any jurisdiction throughout the world, whether owned, used, or held for use under license, whether registered or unregistered, including such rights in and to: (a) Trademarks, and the goodwill associated therewith, (b) inventions, invention disclosures, discoveries, and improvements, whether or not patentable, (c) Trade Secrets, and confidential information and rights to limit the use or disclosure thereof by any Person, (d) all works of authorship (whether copyrightable or not), Copyrights, and databases (or other collections of information, data works, or other materials), (e) software, including data files, source code, object code, firmware, mask works, application programming interfaces, computerized databases, and other software-related specifications and documentation, (f) designs and industrial designs, (g) Internet domain names, (h) rights of publicity and other rights to use the names and likeness of individuals, (i) moral rights, and (j) claims, causes of action, and defenses relating to the past, present, and future enforcement of any of the foregoing; in each case of (a) to (i) above, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any Governmental Body in any jurisdiction.

“Knowledge” means, with respect to the Company, the actual knowledge, after reasonable inquiry, of the executive officers of the Company and its Subsidiaries, or with respect to Parent, the actual knowledge, after reasonable inquiry, of the executive officers of Parent.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative, or appellate proceeding), hearing, inquiry, audit, examination, or investigation commenced, brought, conducted, or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” means any federal, state, local, municipal, foreign, or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, or requirement issued, enacted, adopted, promulgated, implemented, or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NYSE).

“Material Contract” shall have the meaning set forth in Section 2.15(a).

“Merger” shall have the meaning set forth in the Recitals, paragraph A.

“Merger Sub” shall have the meaning set forth in the Preamble.

“Order” means any order, injunction, judgment, decree, ruling, stipulation, assessment, or arbitration award of any Governmental Body or arbitrator.

“Organizational Documents” shall have the meaning set forth in Section 2.1(b).

“Owned Company IP” means the Intellectual Property that is owned by the Company or any of the Company Subsidiaries.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Common Stock” means the common stock, $0.001 par value per share, of Parent.

“Parent Disclosure Schedule” means the disclosure schedule that has been prepared by Parent in accordance with the requirements of Section 8.9 and that has been delivered by Parent to the Company on the date of this Agreement and signed by an authorized officer of Parent.

“Parent Material Adverse Effect” means any change, effect, event, or occurrence that prevents or materially impedes, interferes with, hinders, or delays (i) the consummation by Parent or Merger Sub of the Merger or any of the other transactions contemplated by this Agreement on a timely basis, or (ii) the compliance by Parent or Merger Sub of its obligations under this Agreement.

“Parent Options” shall have the meaning set forth in Section 3.3.

“Parent Preferred Stock” means the preferred stock, $0.001 par value per share, of Parent.

“Parent Stock Options” shall have the meaning set forth in Section 3.3.

“Part” means a part or section of the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable.

“Party” means a party to the Agreement.

“Permitted Lien” shall have the meaning set forth in Section 2.9.

“Person” means any individual, Entity, or Governmental Body.

“Pre-Closing Period” shall have the meaning set forth in Section 4.1(a).

“Proprietary Rights” means any: (a)(i) Trademarks, fictitious business names, and domain name registrations, (ii) Copyrights, (iii) Trade Secrets, and (iv) all other ideas, inventions, designs, manufacturing and operating specifications, technical data, and other intangible assets, intellectual properties, and rights (whether or not appropriate steps have been taken to protect, under applicable Legal Requirements, such other intangible assets, properties, or rights); or (b) any right to use or exploit any of the foregoing.

“Regulation S-K” means SEC Regulation S-K.

“Required Member Vote” shall have the meaning set forth in Section 2.2(a).

“SEC” means the United States Securities and Exchange Commission.

“Secretary of State” shall have the meaning set forth in Section 1.3.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means an Entity of which another Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Tax” means any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or fee, and any related charge or amount (including any fine, penalty, or interest), imposed, assessed, or collected by or under the authority of any Governmental Body.

“Taxing Authority” means any Governmental Body having jurisdiction in matters relating to Tax matters.

“Trade Secrets” means all product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, research and development, manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code), computer software and database technologies, systems, structures and architectures (and related processes, formulae, composition, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods, and information), and any other information, however documented, that is a trade secret within the meaning of the applicable trade-secret protection Legal Requirements.

“Trademarks” means all (a) trademarks, service marks, marks, logos, insignias, designs, names, or other symbols, (b) applications for registration of trademarks, service marks, marks, logos, insignias, designs, names, or other symbols, and (c) trademarks, service marks, marks, logos, insignias, designs, names, or other symbols for which registrations has been obtained.

“U.S.C.” means the United States Code of 1926, as amended.

8.17         Legal Representation. Gallagher & Kennedy, P.A. has solely represented the Parent and the Merger Sub related to this Agreement and the transactions contemplated herein, that neither the Company nor its managers or members has sought or obtained legal advice from Gallagher & Kennedy, P.A. related to this Agreement.

[Signature Page Follows]

In Witness Whereof, the Parties have caused this Agreement to be executed as of the date first above written.

PARENT:

Escondido Innovations, Inc.

By:	/s/ John Glassgow

Name:	John Glassgow

Title:	Chief Financial Officer

MJW Media Corporation

By:	/s/ John Glassgow

Name:	John Glassgow

Title:	Chief Financial Officer

COMPANY

MJW Media, LLC

By:	/s/ John Glassgow

Name:	John Glassgow

Title:	Manager